Exhibit 99.1

COST PLUS REJECTS PIER 1’S UNSOLICITED PROPOSAL

OAKLAND, Calif. – June 16, 2008 – Cost Plus, Inc. (NASDAQ: CPWM) today announced that its Board of Directors has unanimously rejected the Pier 1 Imports, Inc. (NYSE: PIR) unsolicited stock-for-stock merger proposal it received on June 6, 2008.

After careful consideration of Pier 1’s highly conditional proposal, and in consultation with its legal and financial advisors, Cost Plus’ Board of Directors has unanimously determined that Pier 1’s proposal is not in the best interests of Cost Plus and its shareholders.

The Board’s response to the proposal was communicated to Pier 1 in the following letter:

June 16, 2008

Mr. Alexander W. Smith
President and Chief Executive Officer
Mr. Tom M. Thomas
Chairman of the Board
Pier 1 Imports, Inc.
100 Pier 1 Place
Fort Worth, TX 76102

Dear Messrs Smith and Thomas:

Our Board of Directors has met to consider the unsolicited proposal it received from Pier 1 on June 6, 2008 to acquire all of the outstanding shares of common stock of Cost Plus.  After careful consideration, and in consultation with our legal and financial advisors, our Board has unanimously determined that Pier 1’s proposal is not in the best interests of Cost Plus and its shareholders.

Our experienced management team, led by our Chief Executive Officer Barry J. Feld and supported by our dedicated and enthusiastic employees, is committed to delivering sustainable long-term growth and profitability.  We believe that our strategic plan, which is yielding positive results, will provide Cost Plus shareholders with superior and compelling long-term value as an independent company.  Despite your statements to the contrary, Cost Plus has significant liquidity to pursue its business objectives and to deliver improvement in our core business metrics.

Your proposal to combine our operations is not attractive from either a financial or a strategic perspective.  It is both distracting and ill-timed given the difficult retail environment and the progress we have made investing in and improving our business.  We believe that our shareholders want us to remain focused on our business and provide superior operational execution.

It is therefore the Board’s strong and unanimous belief that Cost Plus shareholders will be best served if the Company remains independent and continues the execution of its business plan.

Sincerely,

BOARD OF DIRECTORS

By:	/s/ Fredric M. Roberts
Fredric M. Roberts
Chairman of the Board of Directors

About Cost Plus, Inc.:
Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, the Company operates 296 stores in 33 states.

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Forward-Looking Statement:
Some of the above statements are "forward-looking statements" that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations.  The Company may experience additional or enhanced risks and uncertainties as a result of Pier 1’s unsolicited proposal to acquire the Company.  Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company's risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:
Dan Gagnier/Lesley Bogdanow
Sard Verbinnen & Co
212-687-8080